ALCO, Inc.

Suite 501, Bank of America Tower
12 Harcourt Road, Central
Hong Kong

September 21, 2006

Vanessa Robertson, Staff Accountant

Division of Corporation Finance

U.S. Securities and Exchange Commission

Mail Stop 6010

100 F Street, N.E.

Washington, D.C.  20549

RE:

ALCO, Inc.

Item 4.02 Form 8-K

Filed September 14, 2006

File No. 000-51105

Dear Ms. Robertson:

On behalf of ALCO, Inc., a Nevada corporation (the “Company”), we hereby acknowledge the following in relation to our Current Report on Form 8-K/A filed on September 21, 2006:

1.

The Company is responsible for the adequacy and accuracy of the disclosure in the filing;

2.

Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

3.

The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Sincerely yours,

ALCO, Inc.

By: /s/ Andrew Liu, President